SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: March 10, 2017

Actua Corporation

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 East Lancaster Avenue, Suite 640, Radnor, PA 19087

(Address of Principal Executive Offices)     (Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2017 Performance Plan and Performance Shares

On March 10, 2017, Actua’s (“Actua’s”) Board of Directors (the “Board”) established the Actua 2017 Performance Plan (the “Performance Plan”). The Performance Plan sets forth specific business goals against which Actua’s executive officers and other employees will be measured for the purpose of awarding bonuses and vesting performance shares for the year ending December 31, 2017. Awards under the Performance Plan can range from between 0% and 200% of an individual’s target amount.

Actua’s 2017 goals under the Performance Plan include quantitative goals representing 70% of the bonus potential and qualitative goals representing 30% of the bonus potential. The relative weighting of each element of the Actua-specific goals is as follows:

•	20% of the potential bonus award is tied to the achievement by Actua of a specified consolidated GAAP revenue goal;

•	25% of the potential bonus award is tied to the achievement by Actua of a specified bookings goal;

•	25% of the bonus potential is tied to the achievement by Actua of a specified consolidated adjusted non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) goal; and

•	30% of the potential bonus is tied to Actua’s execution against the following qualitative goals: (1) execution of Board-approved strategic initiatives, (2) capital management and (3) reaction to unforeseen market/business conditions.

Following the end of the 2017 year, the Compensation Committee of the Board (the “Compensation Committee”) will evaluate Actua’s 2017 performance and determine the extent (expressed as a percentage) to which the 2017 Actua Performance Plan goals and individual goals, if applicable, were achieved (such percentage, the “Achievement Percentage”). The Compensation Committee will then provide for the vesting of performance shares and/or award cash bonuses in accordance with each individual’s Achievement Percentage under the terms of the Performance Plan.

On March 10, 2017, the members of Actua’s senior management team, including each of Actua’s executive officers, were issued performance shares valued at 100% of their respective individual target bonuses under the Performance Plan, based on a per share price of $13.85 (i.e., the closing market price of Actua’s Common Stock on that date) (such shares, the “Performance Shares”). If and to the extent that any such individual’s Achievement Percentage is determined to be:

•	greater than 0% but less than 100%, a percentage of his or her shares equal to the Achievement Percentage will vest; or

•	greater than or equal to 100%, all of his or her Performance Shares will vest.

Any bonus payable under the Performance Plan to a recipient of Performance Shares by virtue of that recipient’s Achievement Percentage exceeding 100% would be paid in cash. Any bonus payable to Actua employees that are not members of the senior management team would be paid solely in cash based on such individual’s Achievement Percentage.

The foregoing descriptions of the Performance Plan and the Performance Shares do not purport to be complete and are qualified in their respective entireties by reference to the actual text of the Performance Plan and the form of 2017 Performance Plan Restricted Share Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Amendment of Executive Employment Agreement

On March 10, 2017, Actua entered into a letter agreement with R. Kirk Morgan, its Chief Financial Officer, that amends and restates the terms of Mr. Morgan’s letter agreement with Actua, dated December 16, 2014. The amended and restated agreement extends to December 31, 2020 the term through which the termination of Mr. Morgan’s employment without cause would trigger certain severance benefits, as specified in the agreement. Otherwise, the amended and restated agreement contains substantially the same terms as those contained in Mr. Morgan’s prior letter agreement.

The foregoing description of Mr. Morgan’s amended and restated agreement does not purport to be complete and is qualified in its entirety by the actual amended and restated agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Amendment of Omnibus Equity Plan

On March 10, 2017, the Board adopted Actua’s Seventh Amended and Restated 2005 Omnibus Equity Plan (as so amended and restated, the “Amended Plan”). The Amended Plan memorializes Actua’s long-standing practice of not repurchasing outstanding grants of options, stock appreciation rights or other stock-based awards with an exercise price in excess of the then-current fair market value. The Amended Plan also allows for grants to be made to Actua’s directors in connection with their service on the Board or any committee thereof without any minimum vesting period.

The foregoing description of the Amended Plan does not purport to be complete and is qualified in its entirety by reference to the actual text of the Amended Plan. A copy of the Amended Plan is attached hereto as Exhibit 10.4 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Actua Corporation 2017 Performance Plan

10.2	Form of 2017 Performance Plan Restricted Share Agreement

10.3	Letter Agreement, dated as of March 10, 2017, by and between Actua Corporation and R. Kirk Morgan

10.4	Actua Corporation Seventh Amended and Restated 2005 Omnibus Equity Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACTUA CORPORATION

Date: March 10, 2017	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Actua 2017 Performance Plan

10.2	Form of 2017 Performance Plan Restricted Share Agreement

10.3	Letter Agreement, dated as of March 10, 2017, by and between Actua Corporation and R. Kirk Morgan

10.4	Actua Corporation Seventh Amended and Restated 2005 Omnibus Equity Plan